Exhibit 99.1

Jake Elguicze
Treasurer and Vice President of Investor Relations
610-948-2836

FOR IMMEDIATE RELEASE	October 31, 2012

TELEFLEX REPORTS THIRD QUARTER 2012 RESULTS

Revenues Rise 1.5% to $368.1 million; up 6.2% on Constant Currency Basis

GAAP Diluted EPS of $0.58

Adjusted Diluted EPS of $1.04

2012 Guidance Ranges Updated for Constant Currency Revenue Growth and Adjusted EPS

Limerick, PA — Teleflex Incorporated (NYSE: TFX) today announced financial results for the third quarter ended September 30, 2012.

Third quarter 2012 net revenues were $368.1 million, an increase of 1.5% over the prior year period. Excluding the impact of foreign currency fluctuations, third quarter 2012 net revenues increased 6.2% over the prior year period.

Third quarter 2012 GAAP diluted earnings per share from continuing operations were $0.58, as compared to $0.80 in the prior year period. Third quarter 2012 adjusted diluted earnings per share from continuing operations were $1.04, an increase of 4.0% over the prior year period.

“Teleflex’s strong 6.2% constant currency revenue growth reflects increased volumes on a global basis, the positive contribution from recently introduced products to the marketplace, and our ability to raise the average selling price of our products by over one percent,” said Benson Smith, Chairman, President and CEO. “In addition, our gross margin expanded seventy basis points from the year ago quarter, exceeding forty-nine percent. At the same time, we continued to invest in research and development and gained marketing clearance for new vascular and anesthesia products during the quarter. Finally, we recently completed the acquisition of LMA International N.V., a global market leader in laryngeal masks.”

Added Smith, “With nine months of 2012, and the completion of the LMA acquisition behind us, we are updating our guidance ranges for constant currency revenue growth and adjusted earnings per share. We now expect to generate constant currency revenue growth of between 6% and 7%, and adjusted earnings per share of between $4.35 and $4.40. We believe we are building momentum for a solid finish to 2012 and into 2013 and beyond.”

THIRD QUARTER NET REVENUE BY PRODUCT GROUP AND SEGMENT

Critical Care third quarter 2012 net revenues were $244.1 million, a decrease of 0.4% compared to the prior year period. Excluding the impact of foreign currency fluctuations, third quarter 2012 net revenues increased 4.5% compared to the prior year period. The increase in revenue was due to higher sales of respiratory, urology, anesthesia and vascular access products.

Surgical Care third quarter 2012 net revenues were $69.6 million, an increase of 5.4% compared to the prior year period. Excluding the impact of foreign currency fluctuations, third quarter 2012 net revenues increased 10.1% compared to the prior year period. The increase in revenue was due to higher sales of ligation, closure and general surgical instrument products, partially offset by a decline in sales of chest drainage products.

Cardiac Care third quarter 2012 net revenues were $17.2 million, a decrease of 4.8% compared to the prior year period. Excluding the impact of foreign currency fluctuations, third quarter 2012 net revenues increased 1.6% compared to the prior year period. The increase in revenue was due to higher sales of intra-aortic balloon pumps, partially offset by a decline in sales of intra-aortic balloon catheters.

OEM and Development Services (“OEM”) third quarter 2012 net revenues were $36.9 million, an increase of 11.0% compared to the prior year period. Excluding the impact of foreign currency fluctuations, third quarter 2012 net revenues increased 13.0% compared to the prior year period. The increase in revenue was due to higher volume, higher capacity as a result of plant expansions, new products and price increases.

	Three Months Ended		% Increase/ (Decrease)
	September 30, 2012	September 25, 2011	Constant Currency	Foreign Currency	Total Change
	(Dollars in millions)
Critical Care	$244.1	$245.2	4.5%	(4.9%)	(0.4%)
Surgical Care	69.6	66.0	10.1%	(4.7%)	5.4%
Cardiac Care	17.2	18.1	1.6%	(6.4%)	(4.8%)
OEM	36.9	33.2	13.0%	(2.0%)	11.0%
Other	0.3	0.2	9.2%	(11.0%)	(1.8%)

Total	$368.1	$362.7	6.2%	(4.7%)	1.5%

During the third quarter of 2012, due to changes in the Company’s management and internal reporting structure, the Company’s Latin American operations were moved from the Asia and Latin American Segment (“AJLA”) into the North American Segment. As a result of this change, the North American Segment is now referred to as the Americas Segment and AJLA Segment is now referred to as the Asia Segment.

Americas third quarter 2012 net revenues were $169.7 million, an increase of 1.4% compared to the prior year period. Excluding the impact of foreign currency fluctuations, third quarter 2012 net revenues increased 1.7% compared to the prior year period. The increase in revenue was due to new product sales and price increases.

EMEA third quarter 2012 net revenues were $116.0 million, a decrease of 8.7% compared to the prior year period. Excluding the impact of foreign currency fluctuations, third quarter 2012 net revenues increased 3.1% compared to the prior year period. The increase in revenue was due to higher volume, new product sales, and price increases.

Asia third quarter 2012 net revenues were $45.5 million, an increase of 29.8% compared to the prior year period. Excluding the impact of foreign currency fluctuations, third quarter 2012 net revenues increased 32.1% compared to the prior year period. The increase in revenue was due to higher volume and price increases.

OEM third quarter 2012 net revenues were $36.9 million, an increase of 11.0% compared to the prior year period. Excluding the impact of foreign currency fluctuations, third quarter 2012 net revenues increased 13.0% compared to the prior year period. The increase in revenue was due to higher volume, higher capacity as a result of plant expansions, new products and price increases.

	Three Months Ended		% Increase/ (Decrease)
	September 30, 2012	September 25, 2011	Constant Currency	Foreign Currency	Total Change
	(Dollars in millions)
Americas	$169.7	$167.4	1.7%	(0.3%)	1.4%
EMEA	116.0	127.0	3.1%	(11.8%)	(8.7%)
Asia	45.5	35.1	32.1%	(2.3%)	29.8%
OEM	36.9	33.2	13.0%	(2.0%)	11.0%

Total	$368.1	$362.7	6.2%	(4.7%)	1.5%

NINE MONTH RESULTS

Net revenues for the first nine months of 2012 were $1.132 billion, an increase of 3.9% compared to the prior year period. Excluding the impact of foreign currency fluctuations, net revenues for the first nine months of 2012 increased 7.4% compared to the prior year period.

GAAP loss per share from continuing operations was ($5.22) for the first nine months of 2012, as compared to diluted earnings per share of $1.88 in the prior year period. The financial results for the first nine months of 2012 reflect a goodwill impairment charge of $315.1 million, net of tax, or $7.72 per share, incurred in the first quarter of 2012.

Adjusted diluted earnings per share from continuing operations for the first nine months of 2012 was $3.26, an increase of 17.3% over the prior year period. This increase reflects additional sales volume and the introduction of new products to the marketplace, improved pricing, gross profit expansion, and reduced tax expense. The improvement in profitability was partially offset by continuing investment in sales, marketing and research and development, and increased interest expense.

OTHER FINANCIAL HIGHLIGHTS AND KEY PERFORMANCE METRICS

Depreciation and amortization of intangible assets, deferred financing costs and debt discount for the first nine months of 2012 were $69.2 million compared to $72.5 million for the prior year period.

Cash and cash equivalents at September 30, 2012 were $634.8 million compared to $584.1 million at December 31, 2011. On October 23, 2012, the Company acquired substantially all of the assets of LMA, a global provider of laryngeal masks with a portfolio of innovative products used extensively in anesthesia and emergency care. The Company paid $292.2 million in cash as initial consideration for the business. On October 23, 2012, in a separate transaction, the Company also acquired the LMA branded laryngeal mask supraglottic airway business and certain other products in the United Kingdom, Ireland and Channel Islands from the shareholders of Intravent Direct Limited and affiliates for $19.9 million in cash. These acquisitions complement the anesthesia product portfolio in the Company’s Critical Care division.

Net accounts receivable at September 30, 2012 were $266.9 million compared to $286.2 million at December 31, 2011.

Net inventories at September 30, 2012 were $295.6 million compared to $298.8 million at December 31, 2011.

Net debt obligations at September 30, 2012 were $394.9 million compared to $445.9 million at December 31, 2011.

2012 OUTLOOK

Including the recently completed acquisitions of LMA International N.V. and affiliates, the Company’s financial estimates for 2012 are as follows:

Constant currency revenue growth between 6% and 7% for full year 2012. This compares to the Company’s prior expectation of constant currency revenue growth between 4% and 6% for full year 2012.

Adjusted diluted earnings per share in the range of $4.35 to $4.40. This compares to the Company’s prior expectation of adjusted diluted earnings per share in the range of $4.25 to $4.45.

2012 OUTLOOK EARNINGS PER SHARE RECONCILIATION

	Low	High
Loss per share attributable to common shareholders	($4.58)	($4.53)
Goodwill impairment, net of tax	$7.72	$7.72
Special items, net of tax	$0.35	$0.35
Intangible amortization expense, net of tax	$0.70	$0.70
Amortization of debt discount on convertible notes, net of tax	$0.16	$0.16

Adjusted diluted earnings per share	$4.35	$4.40

CONFERENCE CALL WEBCAST AND ADDITIONAL INFORMATION

As previously announced, Teleflex will comment on its financial results on a conference call to be held today at 8:00 a.m. (ET). The call will be available live and archived on the company’s website at www.teleflex.com and the accompanying presentation will be posted prior to the call. An audio replay will be available until November 7, 2012, 11:59pm (ET), by calling 888-286-8010 (U.S./Canada) or 617-801-6888 (International), Passcode: 77519595.

ADDITIONAL NOTES

Constant currency revenue and growth exclude the impact of translating the results of international subsidiaries at different currency exchange rates from period to period.

Certain financial information is presented on a rounded basis, which may cause minor differences.

Product group results and commentary exclude the impact of discontinued operations, items included in restructuring and impairment charges, and losses and other charges set forth in the condensed consolidated statements of income.

NOTES ON NON-GAAP FINANCIAL MEASURES

This press release includes certain non-GAAP financial measures. These measures include (i) adjusted diluted earnings per share, which excludes, depending on the period presented, the effect of charges associated with a goodwill impairment, our restructuring programs and asset impairments, losses and other charges related to acquisition costs, gain on sale of businesses and assets, refinancing transactions and costs associated with severance payments and benefits to be provided to our former chief executive officer, charges associated with the amortization of additional interest expense related to an interest rate swap terminated in 2011, intangible amortization expense, the amortization of debt discount on convertible notes and certain tax adjustments relating to the resolution of various tax matters relating to prior years; and (ii) constant currency revenue and growth, which exclude the impact of translating the results of international subsidiaries at different currency exchange rates from period to period. Consistent with past practice, adjusted diluted earnings per share has not been adjusted to exclude the benefit resulting from the forfeiture of equity awards. Management believes these measures are useful to investors because they eliminate items that do not reflect Teleflex’s day-to-day operations. In addition, management uses these financial measures for internal managerial purposes, when publicly providing guidance on possible future results, and to assist in our evaluation of period-to-period comparisons. These financial measures are presented in addition to results presented in accordance with GAAP and should not be relied upon as a substitute for GAAP financial measures. Tables reconciling these non-GAAP measures to the most directly comparable GAAP measures are set forth below. This press release also includes forecasted constant currency revenue growth, which is also a non-GAAP measure. A reconciliation of forecasted constant currency revenue growth to GAAP forecasted growth has not been provided as management is unable to forecast trends in foreign currency exchange rates.

RECONCILIATION OF INCOME FROM CONTINUING OPERATIONS

	Three Months Ended September 30, 2012	Three Months Ended September 25, 2011

	(Dollars in thousands, except per share)
Income and diluted earnings per share attributable to common	$24,263	$32,632
shareholders	$0.58	$0.80
Restructuring and impairment charges	1,087	—
Tax benefit	(412)	—

Restructuring and impairment charges, net of tax	675	—

	$0.02	—
Losses and other charges(A)	9,862	—
Tax benefit	(1,503)	—

Losses and other charges, net of tax	8,359	—

	$0.20	—
Early termination of interest rate swap(B)	3,662	—
Tax benefit	(1,347)	—

Early termination of interest rate swap, net of tax	2,315	—

	$0.06	—
Amortization of debt discount on convertible notes	2,651	2,455
Tax benefit	(965)	(892)

Amortization of debt discount on convertible notes, net of tax	1,686	1,563

	$0.04	$0.04
Intangible amortization expense	11,061	10,712
Tax benefit	(4,029)	(3,914)

Intangible amortization expense, net of tax	7,032	6,798

	$0.17	$0.17
Tax adjustments(C)	(1,303)	—

	$(0.03)	—
Adjusted income and diluted earnings per share	$43,027	$40,993

	$1.04	$1.00

(A)	In 2012, losses and other charges include approximately $8.4 million, net of tax, or $0.20 per share, related to acquisition costs.
(B)	In 2011, the Company terminated an interest rate swap that, at the date of termination, had a notional amount of $350 million. The interest rate swap was designated as a cash flow hedge against the term loan under our senior credit facility. At the date of termination, the interest rate swap was in a liability position resulting in a cash payment by the Company of approximately $14.8 million, which included $3.1 million of accrued interest. In accordance with GAAP, the Company amortized this amount as additional interest expense over the remainder of the original term of the interest rate swap, which expired in September 2012. In the third quarter of 2012, the non-cash, net of tax impact was approximately $2.3 million, or $0.06 per share.
(C)	The tax adjustment represents a net benefit resulting from the filing of amended prior years’ tax returns.

RECONCILIATION OF INCOME FROM CONTINUING OPERATIONS

	Nine Months Ended September 30, 2012	Nine Months Ended September 25, 2011

	(Dollars in thousands, except per share)
(Loss)/income and (basic)/diluted earnings per share attributable to	$(213,097)	$76,749
shareholders	$(5.22)	$1.88
Goodwill impairment	332,128	—
Tax benefit	(16,983)	—

Goodwill impairment, net of tax	315,145	—

	$7.72	—
Restructuring and impairment charges	84	710
Tax charge / (benefit)	61	(250)

Restructuring and impairment charges, net of tax	145	460

	$0.00	$0.01
Losses and other charges(A)	10,142	20,913
Tax benefit	(1,726)	(7,601)

Losses and other charges, net of tax	8,416	13,312

	$0.21	$0.33
Early termination of interest rate swap(B)	11,056	—
Tax benefit	(4,024)	—

Early termination of interest rate swap, net of tax	7,032	—

	$0.17	—
Amortization of debt discount on convertible notes	7,787	7,212
Tax benefit	(2,835)	(2,621)

Amortization of debt discount on convertible notes, net of tax	4,952	4,591

	$0.12	$0.11
Intangible amortization expense	32,263	32,087
Tax benefit	(11,766)	(11,697)

Intangible amortization expense, net of tax	20,497	20,390

	$0.50	$0.50
Tax adjustments(C)	(8,957)	(2,165)

	$(0.22)	$(0.05)
Anti-dilutive effect on EPS(D)	$(0.03)	—
Adjusted income and diluted earnings per share	$134,133	$113,337

	$3.26	$2.78

(A)	In 2012, losses and other charges include approximately $8.7 million, net of tax, or $0.22 per share, related to acquisition costs; and ($0.3) million, net of tax, or ($0.01) per share related to a gain on sale of businesses and assets. In 2011, losses and other charges include approximately $9.8 million, net of tax, or $0.24 per share, related to loss on extinguishment of debt; and $3.5 million, net of tax, or $0.09 per share, in charges related to severance payments and benefits provided to our former chief executive officer.
(B)	In 2011, the Company terminated an interest rate swap that, at the date of termination, had a notional amount of $350 million. The interest rate swap was designated as a cash flow hedge against the term loan under our senior credit facility. At the date of termination, the interest rate swap was in a liability position resulting in a cash payment by the Company of approximately $14.8 million, which included $3.1 million of accrued interest. In accordance with GAAP, the Company amortized this amount as additional interest expense over the remainder of the original term of the interest rate swap, which expired in September 2012. In the first nine months of 2012, the non-cash, net of tax impact was approximately $7.0 million, or $0.17 per share.

(C)	The tax adjustment represents a net benefit resulting from (i) the resolution (including the expiration of statutes of limitations) of various prior years’ U.S. federal, state and foreign tax matters, and (ii) the filing of amended prior years’ tax returns.
(D)	The Company has presented results using basic weighted average shares with the impact of dilution on adjusted income, separately. In accordance with ASC 260, if income from continuing operations is a loss no potential common shares are included in the computation of diluted per-share amounts because inclusion would result in an anti-dilutive per share amount.

RECONCILIATION OF NET DEBT OBLIGATIONS

	September 30, 2012	December 31, 2011
	(Dollars in thousands)
Note payable and current portion of long-term borrowings	$4,700	$4,986
Long term borrowings	962,596	954,809
Unamortized debt discount	62,404	70,191

Total debt obligations	1,029,700	1,029,986
Less: cash and cash equivalents	634,829	584,088

Net debt obligations	$394,871	$445,898

ABOUT TELEFLEX INCORPORATED

Teleflex is a leading global provider of specialty medical devices for a range of procedures in critical care and surgery. Our mission is to provide solutions that enable healthcare providers to improve outcomes and enhance patient and provider safety. Headquartered in Limerick, PA, Teleflex employs approximately 11,100 people worldwide and serves healthcare providers in more than 130 countries. For additional information about Teleflex please refer to www.teleflex.com.

CAUTION CONCERNING FORWARD-LOOKING INFORMATION

This press release contains forward-looking statements, including, but not limited to, forecasted 2012 constant currency revenue growth and adjusted earnings per share. Actual results could differ materially from those in the forward-looking statements due to, among other things, conditions in the end markets we serve, customer reaction to new products and programs, our ability to achieve sales growth, price increases or cost reductions; changes in the reimbursement practices of third party payors; our ability to realize efficiencies and to execute on our strategic initiatives; changes in material costs and surcharges; market acceptance and unanticipated difficulties in connection with the introduction of new products and product line extensions; product recalls; unanticipated difficulties in connection with the consolidation of manufacturing and administrative functions; unanticipated difficulties, expenditures and delays in complying with government regulations applicable to our businesses; the impact of government healthcare reform legislation; our ability to meet our debt obligations; changes in general and international economic conditions; and other factors described or incorporated in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2011.

TELEFLEX INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended
	September 30, 2012	September 25, 2011
	(Dollars and shares in thousands, except per share)
Net revenues	$368,054	$362,741
Cost of goods sold	187,487	187,111

Gross profit	180,567	175,630
Selling, general and administrative expenses	114,878	101,582
Research and development expenses	14,760	12,316
Restructuring and other impairment charges	1,088	(173)

Income from continuing operations before interest, loss on extinguishments of debt and taxes	49,841	61,905
Interest expense	18,493	19,177
Interest income	(340)	(318)

Income from continuing operations before taxes	31,688	43,046
Taxes on income from continuing operations	7,237	10,125

Income from continuing operations	24,451	32,921

Operating income (loss)from discontinued operations (including loss on disposal of $38 in 2012 and $4 in 2011)	(831)	14,588
Taxes on income (loss) from discontinued operations	1,690	3,444

Income (loss) from discontinued operations	(2,521)	11,144

Net income	21,930	44,065
Less: Income from continuing operations attributable to noncontrolling interest	188	289
Income from discontinued operations attributable to noncontrolling interest	—	125

Net income attributable to common shareholders	$21,742	$43,651

Earnings per share available to common shareholders:
Basic:
Income from continuing operations	$0.59	$0.80
Income (loss) from discontinued operations	(0.06)	0.27

Net income	$0.53	$1.07

Diluted:
Income from continuing operations	$0.58	$0.80
Income (loss) from discontinued operations	(0.06)	0.27

Net income	$0.52	$1.07

Dividends per common share	$0.34	$0.34
Weighted average common shares outstanding:
Basic	40,890	40,684
Diluted	41,511	40,943
Amounts attributable to common shareholders:
Income from continuing operations, net of tax	$24,263	$32,632
Income (loss) from discontinued operations, net of tax	(2,521)	11,019

Net income	$21,742	$43,651

TELEFLEX INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Nine Months Ended
	September 30, 2012	September 25, 2011
	(Dollars and shares in thousands, except per share)
Net revenues	$1,131,953	$1,089,490
Cost of goods sold	582,908	570,462

Gross profit	549,045	519,028
Selling, general and administrative expenses	332,965	313,130
Research and development expenses	40,015	35,802
Goodwill impairment	332,128	—
Restructuring and other impairment charges	84	3,598
Gain on sales of businesses and assets	(332)	—

Income (loss) from continuing operations before interest, loss on extinguishments of debt and taxes	(155,815)	166,498
Interest expense	54,944	51,108
Interest income	(1,324)	(676)
Loss on extinguishments of debt	—	15,413

Income (loss) from continuing operations before taxes	(209,435)	100,653
Taxes on income (loss) from continuing operations	2,961	23,134

Income (loss) from continuing operations	(212,396)	77,519

Operating income (loss) from discontinued operations (including gain on disposal of $2,226 in 2012 and $52,265 in 2011)	(7,951)	75,705
Benefit on income (loss) from discontinued operations	(1,668)	(3,522)

Income (loss) from discontinued operations	(6,283)	79,227

Net income (loss)	(218,679)	156,746
Less: Income from continuing operations attributable to noncontrolling interest	701	770
Income from discontinued operations attributable to noncontrolling interest	—	443

Net income (loss) attributable to common shareholders	$(219,380)	$155,533

Earnings per share available to common shareholders:
Basic:
Income (loss) from continuing operations	$(5.22)	$1.90
Income (loss) from discontinued operations	(0.15)	1.95

Net income (loss)	$(5.37)	$3.85

Diluted:
Income (loss) from continuing operations	$(5.22)	$1.88
Income (loss) from discontinued operations	(0.15)	1.94

Net income (loss)	$(5.37)	$3.82

Dividends per common share	$1.02	$1.02
Weighted average common shares outstanding:
Basic	40,831	40,426
Diluted	40,831	40,738
Amounts attributable to common shareholders:
Income (loss) from continuing operations, net of tax	$(213,097)	$76,749
Income (loss) from discontinued operations, net of tax	(6,283)	78,784

Net income (loss)	$(219,380)	$155,533

TELEFLEX INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	September 30, 2012	December 31, 2011
	(Dollars in thousands)
ASSETS
Current assets
Cash and cash equivalents	$634,829	$584,088
Accounts receivable, net	266,947	286,226
Inventories, net	295,611	298,775
Prepaid expenses and other current assets	23,361	33,405
Prepaid taxes	34,745	28,846
Deferred tax assets	29,700	41,014
Assets held for sale	7,861	7,902

Total current assets	1,293,054	1,280,256
Property, plant and equipment, net	267,392	251,912
Goodwill	1,113,940	1,438,542
Intangible assets, net	930,916	879,787
Investments in affiliates	1,771	2,008
Deferred tax assets	293	278
Other assets	63,423	71,320

Total assets	$3,670,789	$3,924,103

LIABILITIES AND EQUITY
Current liabilities
Current borrowings	$4,700	$4,986
Accounts payable	63,703	67,092
Accrued expenses	63,115	74,207
Current portion of contingent consideration	21,592	3,953
Payroll and benefit-related liabilities	67,606	64,386
Derivative liabilities	957	633
Accrued interest	9,772	10,960
Income taxes payable	11,980	21,084
Current liability for uncertain tax positions	4,201	22,656
Deferred tax liabilities	1,051	1,050

Total current liabilities	248,677	271,007
Long-term borrowings	962,596	954,809
Deferred tax liabilities	393,192	420,833
Pension and postretirement benefit liabilities	178,764	194,984
Noncurrent liability for uncertain tax positions	63,491	61,688
Other liabilities	68,670	37,999

Total liabilities	1,915,390	1,941,320
Commitments and contingencies
Total common shareholders’ equity	1,752,956	1,980,588
Noncontrolling interest	2,443	2,195

Total equity	1,755,399	1,982,783

Total liabilities and equity	$3,670,789	$3,924,103

TELEFLEX INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months Ended
	September 30, 2012	September 25, 2011
	(Dollars in thousands)
Cash Flows from Operating Activities of Continuing Operations:
Net income (loss)	$(218,679)	$156,746
Adjustments to reconcile net income to net cash provided by operating activities:
Loss (income) from discontinued operations	6,283	(79,227)
Depreciation expense	26,159	30,354
Amortization expense of intangible assets	32,263	32,087
Amortization expense of deferred financing costs and debt discount	10,739	10,064
Loss on extinguishments of debt	—	15,413
Stock-based compensation	6,170	2,479
Impairment of investments in affiliates	—	3,060
Gain on sales of businesses and assets	(332)	—
Goodwill impairment	332,128	—
Deferred income taxes, net	(27,217)	(2,561)
Other	(2,442)	(2,263)
Changes in operating assets and liabilities, net of effects of acquisitions and disposals:
Accounts receivable	1,934	(41,009)
Inventories	(4,619)	(41,649)
Prepaid expenses and other current assets	10,144	(7,423)
Accounts payable and accrued expenses	(2,047)	7,580
Income taxes receivable and payable, net	(31,352)	(23,431)

Net cash provided by operating activities from continuing operations	139,132	60,220

Cash Flows from Investing Activities of Continuing Operations:
Expenditures for property, plant and equipment	(46,092)	(27,308)
Proceeds from sales of businesses and assets, net of cash sold	66,605	100,905
Payments for businesses and intangibles acquired, net of cash acquired	(62,627)	(30,570)
Investments in affiliates	(80)	—

Net cash (used in) provided by investing activities from continuing operations	(42,194)	43,027

Cash Flows from Financing Activities of Continuing Operations:
Proceeds from long-term borrowings	—	515,000
Repayment of long-term borrowings	—	(455,800)
Decrease in notes payable and current borrowings	(706)	—
Proceeds from stock compensation plans	7,714	32,930
Dividends	(41,661)	(41,278)
Debt extinguishment, issuance and amendment fees	—	(18,510)

Net cash (used in) provided by financing activities from continuing operations	(34,653)	32,342

Cash Flows from Discontinued Operations:
Net cash (used in) provided by operating activities	(6,477)	28,546
Net cash used in investing activities	(2,351)	(1,997)

Net cash (used in) provided by discontinued operations	(8,828)	26,549

Effect of exchange rate changes on cash and cash equivalents	(2,716)	1,109

Net increase in cash and cash equivalents	50,741	163,247
Cash and cash equivalents at the beginning of the period	584,088	208,452

Cash and cash equivalents at the end of the period	$634,829	$371,699